Exhibit 15.1
The Board of Directors and Stockholders
Kansas City Southern:
With respect to the Post Effective Amendment No. 2 to the Registration Statement on Form S-3 (File No. 333-130112), we acknowledge our awareness of the use therein of our report dated April 24, 2008 related to our review of interim financial information.
Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.
/s/ KPMG LLP

Kansas City, Missouri
May 22, 2008